UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2007

URON INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9449 Science Center Drive
New Hope, MN 55428
(Address of principal executive offices)

(763) 504-3000
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement.

On July 2, 2007, URON Inc. (the “Company”) offered and sold an aggregate of 2,100,000 shares of the Company’s common stock in a private placement exempt from registration under the Securities Act of 1933.

In connection with the private placement, the Company entered into a Conversion Agreement with each purchaser of the shares. In each Conversion Agreement, shares were offered and sold in full satisfaction of the Company’s outstanding principal balances on certain promissory notes aggregating $73,500, at the per-share price of $0.035. The Conversion Agreements contained customary representations and warranties. Prior to the conversions, the Company had fully satisfied all accrued but unpaid interest owing under the promissory notes. In the transaction, Donald Miller, the Company’s Chief Executive Officer and a director of the Company, received 100,000 shares in satisfaction of a $3,500 promissory note held by him. Lantern Advisers, LLC, the holder of approximately 47.8% of the Company’s outstanding common stock, received 550,000 shares in satisfaction of a $19,250 promissory note. The terms and conditions of the Conversion Agreements entered into with Mr. Miller and Lantern Advisers were in all respects identical to those entered into with other holders of promissory notes.

On July 5, 2007, the Company borrowed an aggregate of $30,000 from Lantern Advisers and Donald Miller, the Company’s Chief Executive Officer and a director of the Company. In the transaction, Lantern Advisers loaned the Company $20,000 and Mr. Miller loaned the Company $10,000. In consideration for the loans, the Company issued the lenders unsecured one-year term promissory notes that accrue interest at the per annum rate of 24%. The notes provide for interest to be paid on a monthly basis and for principal to be due and payable at the end of the one-year term. In addition, the Company issued the lenders five-year warrants granting Lantern Advisers the right to purchase up to 200,000 shares, and Donald Miller the right to purchase up to 100,000 shares, at the per-share price of $0.15.

The securities offered and sold in the above-described private placements were not registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placements and related agreements contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c of the Securities Act.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures about the Company’s borrowing from Lantern Advisers and Donald Miller contained in Item 1.01 above are incorporated herein by this reference. The Company’s obligations under the unsecured promissory notes delivered to the lenders may be accelerated upon customary events, such as payment defaults, events of bankruptcy, and upon a change in control of the Company (as defined therein).

Item 3.02.	Unregistered Sales of Equity Securities.

On July 2, 2007, the Company offered and sold an aggregate of 2,100,000 shares in a private placement offering exempt from registration under the Securities Act of 1933. The Company issued the shares in full satisfaction of outstanding principal balances of certain promissory notes held aggregating $73,500. Each share was converted from promissory note principal at a per-share price of $0.035. No commissions were paid to any brokers in connection with the transaction.

The Company offered the securities in reliance on the statutory exemptions from registration under Sections 4(2) and 4(6) of the Securities Act of 1933, including Rule 506 promulgated under Section 4(2). The Company relied on this exemption based on the fact that all investors in the securities were accredited investors. The securities offered and sold in the private placement are not registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC, and as permitted under Rule 135c of the Securities Act of 1933.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URON Inc.

Date: July 5, 2007	By:	/s/ Donald Miller
Donald Miller, Chief Executive Officer